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                                                                EXHIBIT 4.5



AMENDMENT TO CERTIFICATE OF THE DESIGNATION, PREFERENCES RIGHTS AND LIMITATIONS OF SERIES D 6% CUMULATIVE CONVERTIBLE NON-VOTING PARTICIPATING PREFERRED STOCK OF MICRO-MEDIA SOLUTIONS, INC.

     Micro-Media Solutions, Inc., hereinafter called the "Corporation", a corporation organized and existing under the laws of the State of Utah,

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, and pursuant to Section 16-10a-602 of the Utah Business Corporation Act, such Board of Directors by the unanimous written consent of its members dated effective April 30, 1998 adopted a resolution providing for an amendment to that certain Certificate of Designation filed by the Corporation with the Secretary of the State of Utah on April 21, 1998, to increase the designation of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock, $10.60 stated value per share, from 247,642 shares to 258,657 shares, which resolution is as follows:

     RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock, $10.60 stated value per share ("Series D Preferred Stock"), that was created on April 21, 1998 by that certain Certificate of the Designation, Preferences, Rights, and Limitations of Series D 6% Cumulative Convertible Non-Voting Participating Preferred Stock of the Corporation is hereby amended to increase the number of shares created from Two Hundred Forty-Seven Thousand Six Hundred Forty-Two (247,642) shares of Series D Preferred Stock to Two Hundred Fifty-Eight Thousand Six Hundred Fifty-Seven (258,657) shares of Series D Preferred Stock. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof shall remain the same.

1. This resolution was duly adopted by the Board of Directors of the Corporation and it was also duly adopted by all of the holders of outstanding shares of Series D Preferred Stock.

2. The foregoing resolution does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

     IN WITNESS WHEREOF, Micro-Media Solutions, Inc. has caused this certificate to be signed by Jose Chavez, its President, and attested by Mitchell C. Kettrick, its Secretary, this 30th day of April, 1998.

MICRO-MEDIA SOLUTIONS, INC. By /s/ JOSE CHAVEZ, President

ATTEST:
By /s/  Mitchell C. Kettrick, Secretary